                                                                     Exhibit 5.1


                                   ATTORNEYS AT LAW            Broomfield, CO
                                                               720 566-4000

                                   Five Palo Alto Square       Reston, VA 703
                                   3000 El Camino Real         456-8000
                                   Palo Alto, CA
                                   94306-2155                  San Diego, CA
                                   Main  650 843-5000          858 550-6000
                                   Fax   650 849-7400
                                                               San Francisco, CA
                                   www.cooley.com              415 693-2000

                                   LAURA A. BEREZIN
                                   (650) 843-5128
                                   berezinla@cooley.com


October 31, 2003


IntraBiotics Pharmaceuticals, Inc.
2483 East Bayshore Road, Suite 100
Palo Alto, CA  94303

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by IntraBiotics Pharmaceuticals, Inc., a Delaware corporation (the "Company"), of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission, covering the offering of an aggregate of up to 2,233,774 shares of common stock of the Company, par value $0.001 per share ("Common Stock"), which include: (1) 18,302 shares of Common Stock that have been issued as dividends (the "Issued Dividend Shares") on the Company's Series A Convertible Preferred Stock (the "Series A Preferred"); (2) 86,672 shares of Common Stock that may be issued as dividends on the Series A Preferred over the next two years (the "Issuable Dividend Shares"); (3) 354,800 shares of Common Stock (the "Warrant Shares") that are issuable upon exercise of certain warrants to purchase Common Stock (the "Warrants") issued by the Company on October 6, 2003 in a private placement transaction (the "October Financing"); and (4) 1,774,000 shares of Common Stock issued in the October Financing (the "October Placement Common"). The Series A Preferred was issued pursuant to certain Preferred Stock and Warrant Purchase Agreements, dated February 5, 2003, as amended, and April 10, 2003, as amended, by and between the Company and each Investor thereto. The Issued Dividend Shares have been issued, and the Issuable Dividend Shares may be issued, pursuant to the Certificate of Designation relating to the Series A Preferred that was filed with the Secretary of State of the State of Delaware on May 1, 2003 (the "Certificate of Designation"). The Warrants and the October Placement Common were issued pursuant to certain Common Stock and Warrant Purchase Agreements, dated October 6, 2003, by and between the Company and each Investor thereto. The Issued Dividend Shares, the Issuable Dividend Shares, the Warrant Shares and the October Placement Common may be sold by certain stockholders as described in the Registration Statement.

In connection with this opinion, we have examined the Registration Statement, the Certificate of Designation, the Company's Amended and Restated Certificate of Incorporation and Bylaws, as amended, and such other records, documents, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.
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(COOLEY GODWARD LOGO)


IntraBiotics Pharmaceuticals, Inc.
October 31, 2003
Page Two


On the basis of the foregoing, and in reliance thereon, we are of the opinion that: (i) the Issued Dividend Shares are validly issued, fully paid and nonassessable, (ii) the Issuable Dividend Shares when and if issued in accordance with the terms of the Certificate of Designation will be validly issued, fully paid and non-assessable, (iii) the Warrant Shares when issued upon exercise of the Warrants and payment therefor in accordance with the terms of the Warrants will be validly issued, fully paid and nonassessable and (iv) the October Placement Common is validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,


COOLEY GODWARD LLP



By:   /s/ Laura A. Berezin
      ---------------------------------
      LAURA A. BEREZIN